Exhibit 99.1

JOINT PRESS RELEASE

Basell to acquire Huntsman for $25.25 per share

Hoofddorp, The Netherlands, The Woodlands, Texas, Salt Lake City, Utah, USA - June 26, 2007 – Basell, the global leader in polyolefins’ technology, production and marketing, and Huntsman Corporation (NYSE: HUN), one of the world’s largest manufacturers and marketers of differentiated chemicals and pigments, announced today that they have signed a definitive agreement pursuant to which Basell will acquire Huntsman in a transaction valued at approximately $9.6 billion, including the assumption of debt.

Under the terms of the agreement, Basell will acquire all of the outstanding common stock of Huntsman for $25.25 per share in cash.

The transaction was unanimously approved by the Boards of Directors of both Basell and Huntsman. Huntsman’s Board of Directors approved the transaction agreement at the recommendation of a Transaction Committee comprised of Huntsman independent directors.

The transaction is subject to customary closing conditions, including regulatory approval in the U.S. and in Europe, as well as the approval of Huntsman shareholders. Entities controlled by MatlinPatterson and the Huntsman family, who collectively own 57% of Huntsman’s common stock, have agreed to approve the transaction. Closing is expected in the fourth quarter of 2007.

The combined company will have an extensive geographic footprint, with operations on all continents of the world, and will be well positioned in fast-growing markets such as China, India, Eastern Europe and Latin America. In 2006, Basell and Huntsman had combined revenues of more than $26 billion and employed approximately 20,900 people.

Volker Trautz, CEO of Basell, said: “Basell’s industry-leading polyolefins businesses and Huntsman’s businesses will benefit from the expertise both companies have demonstrated in technology, innovation and customer service. Together we will be able to achieve even more.”

Commenting on the announcement, Len Blavatnik, Chairman and founder of U.S.-based Access Industries, owner of Basell, said: “This transaction enhances our position as a global industrial group with long-term strategic assets in the plastics and chemicals industry.”

Mr. Blavatnik added: “Basell’s management team has done an excellent job in growing and enhancing the company over the last two years, putting it in a position to make this acquisition. We look forward to further growth and profitability in this industry.”

Jon M. Huntsman, founder and Chairman of Huntsman Corporation, said: “This transaction opens a new chapter in the proud history of Huntsman and for the thousands of people who work in our facilities around the world. I am confident Basell is the right owner for the company going forward. The proceeds of this transaction will allow our family to focus more effectively on the elimination of human suffering and on finding cures for cancer.”

Peter R. Huntsman, President and CEO of Huntsman, said: “This transaction represents outstanding value for Huntsman’s shareholders. The combination of Basell and Huntsman creates one of the largest chemical companies in the world. I am confident that this combination will allow us to even more effectively pursue our underlying business strategies and continue to provide rewarding opportunities for our associates.”

About Basell

Basell is the global leader in polyolefins technology, production and marketing. It is the largest producer of polypropylene and advanced polyolefin products; a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes, including providing technical services for its proprietary technologies. Basell, together with its joint ventures, has manufacturing facilities in 19 countries and sells products in more than 120 countries. Basell is privately owned by Access Industries. (www.basell.com)

About Access Industries

Access Industries is a privately held, U.S.-based industrial group with long-term holdings worldwide. Access was founded in 1986 by Chairman, Len Blavatnik, an American industrialist. Access’ industrial focus spans three sectors: natural resources and chemicals; telecommunications and media; and real estate. (www.accessindustries.com)

About Huntsman

Huntsman is a global manufacturer and marketer of differentiated chemicals and pigments. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergents, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later for rapid and integrated growth in petrochemicals, Huntsman today has operations in 24 countries. The company had 2006 revenues from all operations of over $13 billion. (www.huntsman.com)

For additional information contact:

MEDIA CONTACTS

Basell: Patricia Vangheluwe, Tel: +32 2 715 8172

Huntsman: Russ Stolle, Tel: +1 281 719 6624

Access Industries: Stan Neve or Steve Lipin, Tel: +1 212 333 3810

INVESTOR CONTACTS

Basell: Tom Boal, Tel: +1 410 996 1332

Huntsman: John Heskett, Tel: +1 801 584 5768

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological  factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.